UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2005

Trustreet Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 540-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 25, 2005, U.S. Restaurant Properties, Inc., a Maryland corporation (“USRP”), completed the transactions contemplated by that definitive merger agreement entered into on August 9, 2004, between USRP and CNL Restaurant Properties, Inc., a Maryland corporation (“CNLRP”), whereby CNLRP was merged with and into USRP, and the name of USRP was changed to Trustreet Properties, Inc. As a result of the merger, each share of CNLRP common stock was converted into 0.7742 shares of USRP common stock and 0.16 newly issued shares of USRP’s 7.5 percent Series C Redeemable Convertible Preferred Stock ($25 liquidation preference). The exchange ratio was not subject to change and there was no “collar” or minimum trading price for the shares of CNLRP’s common stock or USRP’s common stock. The merger was structured to be tax-free to the stockholders of the CNLRP and USRP.

In connection with the merger, CNLRP filed a Form 15 suspending its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934. For accounting purposes, however, CNLRP was treated as the acquirer. Attached as Exhibit 99.1 hereto and incorporated herein by reference are the financial statements of CNLRP for fiscal year 2004, including CNLRP’s consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and comprehensive income, and of cash flows, as well as management’s discussion and analysis of CNLRP’s financial condition and results of operation for such years and Management’s Report on Internal Controls over Financial Reporting as of December 31, 2004.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Market Risk, Financial Statements and Supplementary Data and Management’s Report on Internal Controls over Financial Reporting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2005	TRUSTREET PROPERTIES, INC.

	By:	/s/ CURTIS B. MCWILLIAMS
Curtis B. McWilliams Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Market Risk, Financial Statements and Supplementary Data and Management’s Report on Internal Controls Over Financial Reporting

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